Exhibit 99.1

Thomas Properties Group Responds to Stockholder Letter

Thomas Properties Group, Inc. (NASDAQ: TPGI) announced that its Board of Directors  reviewed the unsolicited indication of interest by a group of stockholders led by the Weisman Group requesting that TPGI discuss with them a strategic review of its properties, ways to maximize property management efficiency, and the merits of a going-private transaction.

James A. Thomas, Chairman, President and Chief Executive Officer of TPGI, responded today, "Our Board appreciates the interest of the Weisman Group in our company, as it does all of its stockholders.  At this time, the Board of Directors is focused on the strategic plan being implemented by management and does not believe that it is the right time to entertain discussions of the nature suggested in the Weisman Group's letter. The Board of Directors is supportive of the actions that the company has taken and is taking to deleverage our portfolio and replace near term loan maturities to better position the company for the future. We believe these and other strategic activities will contribute to unlocking the inherent value of the company and benefit all stockholders for the long term."

About Thomas Properties Group, Inc.
Thomas Properties Group, Inc., with headquarters in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, property development and redevelopment, and property and investment management activities. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward Looking Statements
Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI's expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management's expectations, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations" in our Form 10-K for the year ended December 31, 2009 and our quarterly reports on Form 10-Q for 2010, which are filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Thomas Properties Group, Inc.
Diana Laing, 213-613-1900
dlaing@tpgre.com